Exhibit 99.1

Commonwealth Biotechnologies Reports Second Quarter 2008 Financial Results

RICHMOND, VA (August 15, 2008): Commonwealth Biotechnologies, Inc. (CBI) (Nasdaq: CBTE), a contract research organization providing outsourced services to biotechnology discovery and development companies worldwide, today reported its financial results for the second quarter and six months ended June, 30, 2008.

Revenues for the second quarter were $3.2 million, an increase of 14% over the $2.8 million reported for the second quarter of 2007. This increase was primarily driven by growth in the Company’s discovery chemistry services through the acquisition of Exelgen Ltd (formerly Tripos Discovery Research Ltd), which has added a globally recognized brand of medicinal and synthetic chemistry services to CBI and which continues to be the partner of choice for a number of leading multinational pharmaceutical companies.

The Company reported a second quarter loss as of June 30, 2008 of $0.8 million (-$0.15 per share) compared to the $94 thousand profit ($0.02 per share) during the second quarter ended June 2007. The June 2007 quarter includes an extraordinary gain of $0.99 million from the acquisition of Exelgen. The loss per common share in June 2007 before the extraordinary gain was a -$0.16 per share.

For the six months ended June 30, 2008, the company reported a net loss of $1.9 million, as compared with $1.3 million for the six months ended June 30, 2007.

“Significant resources have been invested in the establishment of Venturepharm Asia, CBI’s China-based JV formed with its largest shareholder, Venturepharm Laboratories Ltd. This JV continues to be a key strategy for the Company to expand its production capabilities and offer high quality scientific services at globally competitive prices to its clients” said Dr. Richard J Freer, Ph.D., Chairman & COO of CBI.

“Since the beginning of the year, we have made substantial gains toward our goal of building a truly global Contract Research Organization (CRO) that provides comprehensive integrated services along the entire development pathway for vaccines, therapeutics, and diagnostic products,” said Paul D’Sylva, PhD, Chief Executive Officer of CBI. “With the addition of our VenturePharm Asia joint venture in China and an office in Tokyo to our existing locations, CBI is now able to provide localized services and support to its customers around the globe, whether they are based in the United States, Europe, Australia or Asia.”

“Our next objective is to grow revenues and increase profits by further integrating operations and services between our business units. In doing so, we expect to provide our customers even better service by serving as a innovative collaborator in solving their discovery and development problems, while building shareholder value thorough increased revenues, reduced costs and growing profits.” added Dr. Freer.

Accomplishments for the first half of 2008 included:

•

Initiating a joint venture with Venturepharm Laboratories Ltd, who became a strategic investor in CBI, to establish the first fully integrated a Chinese operation, Venturepharm (Asia), to add 200 chemists by end of 2008.

•	Exercising a $1 million put option with Venturepharm Laboratories, Ltd. at a premium over the share price.

•	Expanding into the Japanese market with the opening of our Tokyo office

•	Entering into a glycotherapeutics discovery and development alliance with New Zealand Pharmaceuticals, Ltd

•	Establishing collaborations, through Exelgen, with leading pharmaceutical companies in the United States and Europe that could potentially earn $26 million in research, milestone and royalty payments.

•	Through Mimotopes’, signing a major SynPhase™ order with a research institute in the Boston area.

•	Expanding Fairfax Laboratories Inc. paternity testing into UK markets

•	Receiving a patent (US patent no. 7,338,761) for real-time PCR detection and quantification of the eight known human herpes viruses.

•	Gaining accreditation for CBI Services from the US Laboratory Response Network of Bioterroism as a Basic Sentinel Laboratory

About Commonwealth Biotechnologies, Inc.

Commonwealth Biotechnologies, Inc. (CBI) is a growing contract research organization that offers a comprehensive, integrated range of services for the discovery and development of therapeutics, vaccines and diagnostics by working as a partner with its customers in the global life sciences industries. Applying skills from its extensive experience serving life sciences companies worldwide, CBI offers insight, innovation and project management capabilities to customers, whether pharmaceutical giants or emerging biotechnology companies.

CBI operates through five business units: (1) CBI Services, a discovery-phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; (4) Exelgen Ltd, Bude, UK, a medicinal and synthetic discovery chemistry business; and (5) Venturepharm Asia, Beijing, China, a contract research joint venture specializing in process scale-up, formulation development, cGMP manufacturing and clinical trial management.CBI companies directly employ over 100 staff in three laboratories and have access to over 2,000 additional staff through CBI’s Venturepharm (Asia) joint venture. For more information, visit CBI on the web at www.cbi-biotech.com

Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, CBI cannot guarantee that the sale of stock to VPL, recent procurement of preclinical chemistry facilities in China or recruitment of staff or commencement of operations in China will produce any revenues or meet the prospects referenced herein or that the marketing campaign will have a positive effect. In addition, CBI cannot guaranty that CBI or VPL will continue to experience positive revenue trends in the future. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For Further information contact:

Dr. Paul D’Sylva, CEO

858-699-0298